EX-28.h.20

Nationwide Financial Services, Inc.

One Nationwide Plaza

Columbus, Ohio 43215

May 1, 2022

Nationwide Variable Insurance Trust

One Nationwide Plaza

Columbus, Ohio 43215

Re:	Administrative Services Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Financial Services, Inc. (“NFS”) agrees that, with respect to the NVIT Government Money Market Fund, a series of Nationwide Variable Insurance Trust, NFS shall waive all or a portion of the Administrative Services Fee in an amount that may vary in order to ensure that each class of the NVIT Nationwide Government Money Market Fund maintains each day a stable net asset value per share of $1.00, for the period from the date of this Agreement through April 30, 2023. NFS acknowledges that NFS shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Financial Services, Inc.

By:	/s/ Steven D. Pierce
Name:	Steven D. Pierce
Title:	VP, Product & Business Development—IMG

Your signature below acknowledges acceptance of this Agreement:

Nationwide Variable Insurance Trust

By:	/s/ Allan J. Oster
Name:	Allan J. Oster
Title:	Assistant Secretary
Date:	May 1, 2022